Exhibit 10.11

Cott Beverages, Inc.
5519 West Idlewild Avenue
Tampa, Florida 33634

Tel 813 313 1800
Fax 813 881 1923

March 17th, 2017

Steve Erdman

3318 Georgetown Place

Marietta, GA 30066

Dear Steve:

I am pleased to offer you the position of Sr. Vice President for Human Resources for Cott. This role incorporates the Cott Global Core HR in addition to you continuing to be the Sr. V.P. of HR for DS Services. The Corporate element will report to me and the DS Services element will remain reporting to Tom Harrington, with a start date of June 1, 2017. This letter will outline the key terms and conditions of your employment with Cott Beverages Inc. (the “Company”). Please note that this is not a contract of employment or a promise of employment for any specific term.

Your base salary will be $338,000 per year paid on a bi-weekly basis. Your performance evaluations and salary reviews will generally be conducted on an annual basis and will reflect input from Tom Harrington and myself. Any increase would be a part of the annual review process. You will continue to be eligible for a 50% target bonus under the OS 20I7 bonus plan and in 2018 your Bonus will be calculated with 50% based on OS Calculation and 50% on Cott Corporation Bonus Calculations. You will continue to be covered by all your current DS Benefits. At the time of any future move to Tampa these Benefits will change to Cott’s Benefit programs and will be the same as other CMC members at that time (current analysis of Cott/OS Benefits is attached). Regarding any possible future relocation we will determine your Relocation Assistance at the time of the move and it will be in the form of a lump sum payment.

In addition to the above you will receive Cott LTI Grants as part of your remuneration package and the 2018 Grant will be $165,000. This grant will be split in the following manner Options 37.5%, Performance Shared Units 37.5% and 25% Restricted Share Units.

Steve, I am excited this chance for you to undertake a broader role. You have a lot to contribute to our company.

Please indicate your acceptance of this offer by returning one signed original of the offer letter, to Mike Creamer via email at Mcreamer@cott.com

Jerry Fowden

Chief Executive Officer

I accept this offer of employment and the terms identified herein.

Steve Erdman	Date